Exhibit 99.1
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                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

   Bank United Corp. Litigation Contingent Payment Rights Trust Announces the
        Filing of its Reply to the Federal Government's Opposition to the
                      Previously Filed Motions to Amend the
             Court's Findings and Judgment in Forbearance Litigation


Houston, Texas - March 11, 2002. On January 23, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced that the plaintiffs had filed motions with the U.S. Court of Federal Claims asking the Court to (1) amend certain findings in the October 29, 2001 Opinion and Order and amend the judgment of January 8, 2002, (2) reopen the record to receive additional documentary evidence, and (3) reopen the record to admit additional evidence omitted from the trial record. On February 22, 2002, the federal government filed its opposition to the motions. The federal government opposed the plaintiffs' motions in their entirety. On March 8, 2002, the plaintiffs filed their reply to the federal government's opposition. The plaintiffs' motions are now pending before the Court. It is not known when the Court will decide the pending motions or whether the Court will call for additional briefing or oral argument.

In its Opinion and Order of October 29, 2001, the Court rejected plaintiffs' lost profits claim and plaintiffs' model for calculating the cost of substitute capital. Those rulings are not the subject of these motions, and plaintiffs have reserved their rights of appeal with respect to those rulings to the U.S. Court of Appeals for the Federal Circuit. The federal government also can appeal the October 29, 2001 Opinion and Order, as well as the Court's previous decision regarding the government's liability.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the plaintiffs' reply to the federal government's opposition with the Securities and Exchange Commission, and the descriptions of the opinion, motions, opposition, and reply set forth above are qualified in their entirety by such opinion, motions, opposition, and reply.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.